Press Release

Vuzix Finalizes $2 Million Commercial Revolving Credit Line With Bridge Bank

ROCHESTER, NY — (March 22, 2011) - Vuzix Corporation (TSX-V: VZX, OTC:BB: VUZI, FWB: V7X) (“Vuzix” or the “Company”) announced today that it has entered into a $2 million revolving credit agreement with Bridge Bank, National Association to support its ongoing working capital needs. The credit facility is an accounts receivable formula-based line of credit, which matures on the second anniversary of the signing of the agreement. Under the agreement, Vuzix may borrow up to 80% of eligible North American accounts receivable and, in addition, approved international accounts on a case-by-case basis.

Vuzix must satisfy certain loan covenants on an ongoing basis. Bridge Bank has been granted a first position security interest in all of Vuzix’ current and future assets, with the exception of Intellectual Property in which a second lien has been granted.  All secured debt is subordinated to the Bridge Bank facility.

The closing of this transaction satisfies certain obligations of the Company under its loan agreement with LC Capital Master Fund Ltd. (LC), which was consummated on December 23, 2010, and eliminates the penalties, including the issuance of additional securities to LC, if it failed to do so.

Reference is made to Vuzix’ filing on form 8-K with the Securities and Exchange Commission for further details regarding this transaction.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the defense, consumer and media & entertainment markets. The Company’s products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, thermal sighting systems, tactical wearable displays and virtual and augmented reality. With its origins in defense research and development for next generation display solutions, Vuzix holds over 51 patents in the Video Eyewear field. The company has won 9 Consumer Electronics Show Innovations Awards, the RetailVision Best New Product and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V: VZX - News, OTC:BB: VUZI, FWB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Charlotte Walker, VP Corporate Communications
IR@Vuzix.com
Tel: +1 (585) 359-5910
75 Town Centre Drive
Rochester, NY 14623 USA